Exhibit 10.01
PATENT PURCHASE AGREEMENT
This PATENT PURCHASE AGREEMENT (“Agreement”) is entered into by and between ENDO PHARMACEUTICALS INC., a Delaware corporation, with an office at 100 Endo Boulevard, Chadds Ford, PA 19317 (“Purchaser”), and LECTEC CORPORATION, a Minnesota corporation, with an office at 1407 S. Kings Highway, Texarkana, TX 75501 (“Seller”).
RECITAL
Seller wishes to sell the Patent Assets to Purchaser, and Purchaser wishes to purchase the Patent Assets from Seller, pursuant to the terms and conditions of this Agreement.
AGREEMENT
Purchaser and Seller (each being a “Party” and together the “Parties”) hereby agree as follows:
1.	Definitions
1.1	“Assignment Agreements” means any agreements assigning ownership of any part, portion, or all of the Patents from the inventors and/or prior owners to Seller, which agreements are listed on Schedule 1.1 hereto.
1.2	“Confidential Information” means the contents, nature, terms, conditions form, existence, and parties to: (a) any licenses and agreements, relating to the Patent Assets (including, without limitation, any licenses granted to the Patent Assets prior to the Effective Date of this Agreement); and (b) any invention disclosures, unpublished patent applications, inventor notebooks, and similar materials, to the extent they have not been made publicly available.
1.3	“Current License Agreements” means any license, settlement or other agreements that the Patent Assets are subject to or that otherwise relates to the Patent Assets as of the Effective Date, and which are listed on Schedule 1.3 hereto.
1.4	“Effective Date” means the date on which this Agreement is last executed by the Parties.
1.5	“Excluded Liabilities” has the meaning set forth in Section 3.2.
1.6	“List of Prosecution Counsel” means the list to be supplied by Seller pursuant to Section 5.1 that sets forth the names and addresses of each and every law firm that was or currently is involved in the prosecution of any of the Patents.

1.7	“Patent Assets” means, collectively, all of the following:
(a)	all of the patents and patent applications listed on Exhibit A hereto;
(b)	all continuation, continuations-in-part and divisionals of such patents and patent applications, and any United States patents resulting from any reissue or reexamination of such patents and patent applications;
(c)	all United States and foreign patents and patent applications claiming common priority to any of the patents or patent applications set forth in clauses (a) and (b) above (whether claiming priority from such patents and patent applications or forming the basis of priority for such patents and patent applications);
(d)	any foreign counterparts to any of the patents and patent applications set forth in clauses (a), (b) and (c) above (all of the foregoing included in clauses (a), (b), (c) and (d), the “Patents”);
(e)	all past, present and future claims, causes of actions and other rights against third parties relating to infringement of any of the Patents, including without limitation, all rights to pursue damages, injunctive relief, and other remedies for past, current, and future infringement of the Patents; and
(f)	all rights of Seller to license and collect royalties with respect to all of the Patents.
The Patent Assets include prosecution history files and inventor assignments for the Patents.
1.8	“Patent Assignment” means the Assignment of Patent Rights attached hereto as Exhibit B.
1.9	“Person” means any natural person, corporation, partnership, joint venture, limited liability company, or other legal entity recognized in any jurisdiction in the world.
1.10	“Purchase Price” has the meaning set forth in Section 2.1.
1.11	“Purchaser Indemnitees” has the meaning set forth in Section 4.1.
1.12	“Settlement Agreement” means the Settlement and License Agreement, dated November 11, 2009, between Seller and Purchaser.
1.13	Additional definitions appear in various Sections below.
2.	Payment
2.1	In consideration of the sale, assignment, transfer and conveyance to Purchaser of the Patent Assets by Seller, Purchaser shall, within five (5) days of the Effective Date, pay to Seller the amount of two million U.S. dollars ($2,000,000 USD) (the “Purchase Price”). Such payment will be made by wire transfer to the following account:
WELLS FARGO BANK, N.A., MINNEAPOLIS, MN 55479
WIRE TRANSFER ROUTING #121000248 ACCOUNT #6355061600
SWIFT CODE (INTERNATIONAL WIRES) — WFBIUS6S
ROUTING NUMBER (ACH TRANSACTIONS) — 091000019

3.	Transfer of Patents
3.1	Assignment of Patent Assets. Upon the Effective Date, Seller hereby irrevocably sells, assigns, transfers, and conveys to Purchaser, and Purchaser hereby accepts, all of Seller’s right, title, and interest worldwide in and to the Patent Assets, including without limitation, all rights of Seller under the Assignment Agreements. For avoidance of doubt, without limiting Sections 3.2 and 3.5 below, Purchaser is not assuming any of the rights and obligations of Seller under the Current License Agreements. For clarification, upon the sale, assignment, transfer and conveyance by Seller under this Section 3.1, pursuant to Section 3.2 and notwithstanding Exhibit B, Seller continues to hold rights sufficient, but not greater than necessary, to enable Seller to maintain its obligations with respect to the Maintained Licenses (as defined below). Concurrently with the execution of this Agreement, Seller shall deliver to Purchaser a fully executed Patent Assignment, which Seller acknowledges Purchaser shall file with the U.S. Patent and Trademark Office and other patent offices in foreign countries if desired by Purchaser. For purposes of this Agreement, “Maintained Licenses” means those licenses granted from Seller to the third party licensees specified in Schedule 3.2 (the “Third Party Licensees”) limited to the scope and limitations (including territory, rights granted and excluded, field of use and duration) expressly granted in the specified provisions of the Current License Agreements listed in Schedule 3.2 and in force immediately prior to the Effective Date, in each case limited to the extent that Seller had the authority to and did grant such licenses.
3.2	Third Party License Rights Maintained. Effective upon the sale, assignment, transfer and conveyance by Seller of the Patent Assets under this Section 3.2, subject to Sections 3.4 and 3.5 below, Purchaser hereby irrevocably grants to Seller, and Seller hereby accepts, a license under the Patent Assets (the “Grantback License”), which rights will automatically and immediately as of the Effective Date (without the need for any action by any other party) be sublicensed to the Third Party Licensees pursuant to the terms of the Maintained Licenses. The rights granted to Seller under the Grantback License are of a limited scope that is sufficient, but not greater than necessary, to enable Seller to maintain its licensing obligations under the Maintained Licenses. The Grantback License is non-terminable except to the extent specified in Section 3.4 below. For the avoidance of doubt, the rights granted to the Third Party Licensees under the Maintained Licenses, include but are not limited to the right of Novartis (but no other licensee) to grant sublicenses. For the avoidance of doubt, without limiting the rights of Seller to grant sublicenses to the Third Party Licenses as set forth above, no rights are granted to Seller under the Grantback License to, and Seller shall not, itself make, use or sell any products or services under the Patent Assets, enforce or seek to enforce any rights in the Patent Assets (except as set forth in Section 3.5 below), collect royalties (except as set forth in Section 3.5 below) or grant any other licenses to any third party thereunder.

3.3	Liabilities. Purchaser shall not assume, or in any way be liable or responsible for, and Seller shall retain, any debts, contracts, agreements, commitments, obligations or liabilities of any type or nature, known or unknown, contingent or otherwise (“Liabilities”) that have arisen or accrued at any time prior to the Effective Date with regard to the Patent Assets, including without limitation the Current License Agreements (the “Excluded Liabilities”). Purchaser shall be solely responsible for all Liabilities that arise or accrue at any time after the Effective Date with regard to the Patent Assets, except for the Excluded Liabilities and breach of this Agreement by Seller.
3.4	Reversion Upon License Termination. To the extent a license grant under the Patent Assets as stated in any of the Current License Agreements expires or is terminated, all such expired or terminated rights under the Patent Assets hereby automatically are transferred to Purchaser without the need for any other action by any party. Seller shall advise Purchaser promptly in writing of any termination of any license grant under the Patent Assets stated in the Current License Agreements.
3.5	Enforcement Actions Under Novartis License. For the avoidance of doubt, notwithstanding anything to the contrary herein, subject to only those rights expressly granted to Novartis Consumer Health, Inc. (“Novartis”) under Sections 6.4 and 6.6 of the Supply and License Agreement of January 1, 2004 between Seller and Novartis (the “Supply and License Agreement”), Purchaser retains all rights to enforce the Patents, and Seller shall have no such rights (except to the extent that such rights are sublicensed by Seller to Novartis, consistent with Section 3.2 hereof, solely for Novartis’ exclusive field of use as expressly set forth in the Supply and License Agreement). Without limiting the foregoing, Purchaser agrees to cooperate with Seller and Novartis to the extent reasonably necessary for Novartis to enjoy the rights and benefits expressly granted to it under the Supply and License Agreement with respect to the maintenance and enforcement of the Patents, including without limitation asserting claims against an infringer and/or appearing at Seller’s request in any enforcement action required under the express terms of the Supply and License Agreement. Notwithstanding anything to the contrary herein (including in Exhibit B hereto), Seller shall be entitled to collect and retain royalties from Novartis in respect of the license granted to Novartis under the Supply and License Agreement of January 1, 2004. In the event that, pursuant to the terms of Section 6.4 of the Supply and License Agreement, Novartis has the right to, and does, require Seller to commence a legal action against any third party infringer of the Patent Assets and to assume the costs of such action, then Seller shall reimburse Purchaser for such costs and expenses actually incurred by Purchaser in its cooperation, provided that such reimbursement amount shall not exceed the total of such royalties collected by Seller from Novartis since the Effective Date of this Purchase Agreement.
3.6	Payment of Fees. If, and to the extent, required under the Supply and License Agreement, Purchaser shall timely pay any maintenance fees and annuities that become due after the Effective Date on any Patents which, at the time such maintenance fees and annuities are due, are licensed to Novartis in the Supply and License Agreement, and Purchaser shall otherwise use its commercially reasonable efforts to assist Seller in preventing abandonment of such Patents. If Purchaser elects not to maintain any of such Patents, it shall promptly notify Seller of that election. Upon such election, Seller shall have the right, but not the obligation, to pay any such maintenance fees and annuities.

3.7	Execution of Consent Agreements. Purchaser agrees to execute acknowledgements in the form set forth in Exhibit C. Purchaser shall deliver such executed acknowledgements to Seller simultaneously with its execution of this Agreement and acknowledges that Seller cannot sign this Agreement until such acknowledgements are delivered.
4.	Indemnification
4.1	Seller’s Duty to Indemnify. Seller shall indemnify, defend and hold harmless Purchaser and its officers, directors, employees, and agents (the “Purchaser Indemnitees”), from and against all claims, liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of third party claims relating to (a) Seller’s breach of this Agreement (including without limitation any breach of the representation and warranties set forth in Section 6 hereof) and (b) the Excluded Liabilities, provided that Seller is notified in writing promptly after any Purchaser Indemnitee receives notice of such a claim (provided, further, that any delay in giving such notice shall not affect Seller’s obligations hereunder unless Seller has been materially prejudiced by such delay).
5.	Additional Obligations of Seller
5.1	Further Cooperation. At the reasonable request and expense of Purchaser, Seller shall:
(a)	execute and deliver any instruments, and do and perform any other acts and things, as may be reasonably necessary for effecting completely the consummation of the transactions contemplated hereby including, without limitation, (i) Purchaser’s defense and enforcement of the Patents and (ii) the execution, acknowledgment, perfection, and recordation of any papers;
(b)	use commercially reasonable best efforts to obtain the same from the respective inventors, as reasonably necessary for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby (including Purchaser’s defense and enforcement of the Patents);
(c)	in furtherance of this Section 5.1, Seller hereby agrees, if necessary under the applicable law to be legally joined as a party in any suit, action or proceeding that is contemplated by this Section 5.1, and Purchaser shall reimburse Seller for Seller’s reasonable costs and expenses incurred in connection therewith; and
(d)	promptly deliver to Purchaser and/or shall cause its counsel to deliver to Purchaser a copy of all prosecution history files, including without limitation all correspondence with patent offices, relating to the Patents, and all memoranda, opinions, analyses and other documentation relating to the preparation, filing, prosecution and maintenance of the Patents, and authorize its patent counsel to cooperate with Purchaser with respect to the Patents.

5.2	Payment of Fees. Seller shall pay any maintenance fees, annuities, and the like that become due on the Patents prior to the Effective Date, and shall otherwise use its commercially reasonable efforts to assist Purchaser in preventing abandonment of the Patents. As between Purchaser and Seller, Seller, and Seller only, is solely responsible for any payments or other compensation, required by law or otherwise, which may become payable to the inventor(s) of the Patents as a result of consummation of the transaction contemplated by this Agreement or otherwise.
6.	Representations and Warranties
Seller represents, warrants and covenants, as of the Effective Date and subject to any disclosures in Schedule 6.4, that:
6.1	Authority. Seller has the full right and authority to enter into this Agreement, including the Patent Assignment, and to carry out its obligations hereunder, and covenants that Seller will not enter into any agreements that would interfere with these obligations, and Seller has made no assignments or agreements that could prevent, delay, or interfere with the sale of the Patent Assets to Purchaser.
6.2	Title and Contest. Except as provided in the Current License Agreements, (a) Seller is the sole and exclusive legal and beneficial owner of all rights, title, and interest worldwide in and to the Patent Assets, and Seller has received no written notice or claim challenging Seller’s complete and exclusive ownership of any of the Patent Assets or suggesting that any Person has any claim of legal or beneficial ownership with respect thereto; (b) Seller has the exclusive, unrestricted right to sue for past, present, and future infringement of the Patents; (c) the Patent Assets are free and clear of any and all liens, mortgages, security interests, or other encumbrances or imperfections of title, and restrictions on transfer; and (d) there are no actions, suits, investigations, claims, or proceedings pending, in progress, or threatened, relating in any way to the Patent Assets.
6.3	No Existing Agreements or Licenses. Except for the Current License Agreements, Seller has not licensed, granted any options with respect to, or otherwise encumbered (including by granting any covenant not to sue or security interest) or placed limitations on any Patent Asset, and there are no existing contracts, agreements, licenses, leases, options, commitments or rights with, to, or in any person to acquire any of the Patent Assets or any interest therein or to grant any right or license therein or thereunder.
6.4	Restrictions on Rights. Except as set forth in Schedules 1.3 and 6.4, Seller is not subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of any action taken or not taken by Seller or any prior owner of any of the Patents or any part thereof.
6.5	Conduct. In connection with the prosecution of any Patent, Seller and its representatives (and any prior owner of any of the Patents), have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents, including, without limitation, failing to disclose material prior art.
6.6	Enforcement. Except for the matters with regard to which the Current License Agreements were entered into and as set forth in Schedule 6.4, Seller: (a) has not put a third party on notice of actual or potential infringement of any of the Patents; (b) has not considered enforcement action(s) with respect to any of the Patents; and (c) has no knowledge that any third party is actually infringing any of the Patents.

6.7	Patent Office Proceedings. With the exception of the reexaminations set forth in Exhibit A, none of the Patents have been or are currently involved in any reexamination, reissue, interference proceeding, or similar proceeding, and Seller has no knowledge that such proceedings are pending or threatened.
6.8	Fees. All maintenance fees and annuities due on or before the Effective Date on the Patents have been timely paid.
6.9	Consents. Seller has obtained all third party consents, approvals, and/or other authorizations required to sell and assign to Purchaser the Patent Assets.
6.10	Validity and Enforceability. (a) None of the Patents has ever been found invalid, unenforceable, or misused for any reason in any administrative, arbitration, judicial, or other similar proceeding; (b) except as provided in the Current License Agreements, no third party has any joint ownership interest in any of the Patents; and (c) all of the Assignment Agreements have been duly recorded in the appropriate jurisdictions. To the knowledge of Seller, the Patents are valid and enforceable without any qualification, limitation or restriction on their use, and Seller is unaware of any evidence that reasonably could be expected to cause the Patents to be found unenforceable or invalid which have not been disclosed to Purchaser. For the purpose of this Section 6.10, the “knowledge of Seller” means the knowledge of Greg Freitag, CEO of Seller, or William Johnson, Controller of Seller.
6.11	Schedules are Complete. Seller represents and warrants to Purchaser that each of the following is accurate and complete in all material respects: Schedules 1.1 (Assignment Agreements), 1.3 (Current License Agreements), 1.6 (List of Prosecution Counsel) and 6.4 (Disclosures).
6.12	EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 6, THE PATENT ASSETS ARE SOLD “AS IS,” AND ANY AND ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE HEREBY EXPRESSLY DISCLAIMED, INCLUDING WARRANTIES RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, SCOPE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT.
7.	Amendment of Settlement Agreement
7.1	Amendment. Seller and Purchaser hereby amend the Settlement Agreement by deleting Sections 3.1 and 4.1(a) from the Settlement Agreement in their entirety. Seller and Purchaser agree that this Section 7.1 constitutes an amendment of the Settlement Agreement in accordance with Section 8.3 of the Settlement Agreement. Except as expressly amended in this Section 7.1, all terms set forth in the Settlement Agreement shall continue in full force and effect.

8.	Miscellaneous
8.1	Purchaser’s Limitation of Liability. EXCEPT FOR FRAUD, PURCHASER’S AGGREGATE LIABILITY ARISING OUT OF ANY AND ALL KINDS OF LEGAL CLAIMS (WHETHER IN CONTRACT, TORT OR OTHERWISE) RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE THE PAYMENT OF FUNDS AS REQUIRED PURSUANT TO SECTION 2.1.
8.2	Seller’s Limitation of Liability. EXCEPT FOR FRAUD AND EXCEPT FOR SELLER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 4.1, AND EXCEPT FOR COMPENSATION, REQUIRED BY LAW OR OTHERWISE, WHICH MAY BECOME PAYABLE TO THE INVENTOR(S) OF THE PATENTS, SELLER’S AGGREGATE LIABILITY ARISING OUT OF ANY AND ALL KINDS OF LEGAL CLAIMS (WHETHER IN CONTRACT, TORT OR OTHERWISE) RELATING IN ANY WAY TO THIS AGREEMENT SHALL NOT EXCEED THE CONSIDERATION RECEIVED PURSUANT TO SECTION 2.1.
8.3	Limitation of Damages. EXCEPT FOR FRAUD AND EXCEPT FOR SELLER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 4.1, AND EXCEPT FOR COMPENSATION, REQUIRED BY LAW OR OTHERWISE, WHICH MAY BECOME PAYABLE TO THE INVENTOR(S) OF THE PATENTS, IN NO EVENT SHALL EITHER PARTY OR ANY OTHER PERSON HAVE ANY LIABILITY FOR SPECIAL, EXEMPLARY, INCIDENTAL, MULTIPLE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR REVENUES, LOSS OF USE OR CLAIMS OF THIRD PARTIES), ARISING OUT OF OR IN ANY MANNER IN CONNECTION WITH THIS AGREEMENT, THE PERFORMANCE OR BREACH HEREOF, THE SUBJECT MATTER HEREOF OR THE PARTIES’ OR ANY OTHER PERSON’S OR ENTITY’S USE OF, OR INABILITY TO USE, THE PATENTS, REGARDLESS OF THE FORM OF ACTION (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY), WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, SUCH DAMAGES.
8.4	Essential Element. SECTIONS 8.1 THROUGH 8.3 ALLOCATE THE RISKS BETWEEN THE PARTIES, ARE REFLECTED IN THE ECONOMIC TERMS OF THIS AGREEMENT, ARE AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES AND WILL BE EFFECTIVE NOTWITHSTANDING THE FAILURE OF PURPOSE OF ANY ESSENTIAL AND/OR OTHER REMEDY HEREIN.
8.5	Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Parties shall be subject to all laws, present and future, of any government having jurisdiction over the Parties and this transaction, and to orders, regulations, directions, or requests of any such government, including, without limitation, any applicable export controls provisions.

8.6	Confidentiality of Terms. The Parties shall keep confidential and will not now or hereafter divulge any Confidential Information to any third party, except as necessary to consummate this Agreement, or:
(a)	with the prior written consent of the other Party; or
(b)	in confidence to legal and financial advisors in their capacity of advising a Party; or
(c)	as may be required by law or legal process (e.g., litigation or securities laws), (i) so long as the disclosing Party uses reasonable efforts to provide that such disclosure of Confidential Information is restricted at least in the same manner, and to the same degree, as is the disclosure of confidential information of other parties involved, and (ii) provided that:
(A)	the disclosing Party provides the other Party with at least ten (10) days prior written notice of such disclosure requirement, if reasonably possible, and assists the other Party in its efforts to maintain the confidentiality of such Confidential Information; and
(B)	the disclosing Party first uses all legitimate and legal means available to minimize the disclosure of Confidential Information to third parties, including without limitation, seeking a protective order whenever appropriate or available.
Neither Party will be liable for the disclosure of any Confidential Information that is rightfully in the public domain, other than by a breach of this Agreement by the disclosing Party or its employees or former employees.
Subject to the foregoing exceptions for disclosure of Confidential Information: (a) Seller will not divulge any information that may be used or construed to undermine the validity of any of the Patents. Notwithstanding the foregoing provisions of this Section 7.6, nothing in this Agreement restricts or limits Purchaser’s ability to disclose and provide any evidence that it is the owner of all right, title, and interest in the Patents and the fact that Purchaser acquired the Patents from Seller. Nothing in this confidentiality provision limits the applicability of any confidentiality obligations imposed under any other agreement in effect between the Parties to this Agreement, each of which remains in full force and effect.
8.7	Governing Law. The validity and interpretation of this Agreement and the legal relations of the Parties will be governed exclusively by the internal laws, and not the law of conflicts, of the Commonwealth of Pennsylvania. The Parties agree to the non-exclusive jurisdiction of any state or federal court located in the Commonwealth of Pennsylvania with respect to any action or dispute arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it at its address as set forth in Section 7.9, and service so made shall be deemed to be completed when received. The Parties waive any objection based on forum non-conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this Section 7.7 shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.8	Entire Agreement and Miscellaneous Terms. The terms and conditions of this Agreement, including, without limitation, its exhibits and schedules, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and, except where explicitly stated otherwise, merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter of this Agreement other than as expressly provided herein. The waiver by a Party of a breach of any provision set forth herein or of any right contained herein will not operate as or be construed as a continuing waiver or a wavier of any subsequent breach or right granted herein The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. No purported amendments or modifications to this Agreement shall be effective unless in a writing signed by an authorized representative of each Party. These terms and conditions will prevail notwithstanding any different, conflicting, or additional terms and conditions which may appear on any purchase order, acknowledgment, or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.
8.9	Notices. All notices and other communications required or permitted to be given hereunder must be in writing, make reference to this Agreement, and be delivered by hand, facsimile or dispatched by prepaid air courier or by registered or certified mail, postage prepaid, addressed as follows:

If to Seller	If to Purchaser
LecTec Corporation	Endo Pharmaceuticals, Inc.
Attention: Gregory Freitag	Attention: Guy Donatiello
1407 S. Kings Highway	100 Endo Boulevard
Texarkana, TX 75501	Chadds Ford, PA 19317
Fax: 763-559-7593	Fax: 484-840-4269
Such notices will be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of the change has been received, any notice or request must thereafter be given to that Party at that changed address.
8.10	Relationship of Parties. The Parties hereto are independent contractors. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment, or agency relationship between Seller and Purchaser.

8.11	Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement is found or held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement will remain valid and enforceable and the Parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.
8.12	Waiver. Failure by either Party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or of any other agreement that may be in place between the Parties.
8.13	Assignment. The terms and conditions of this Agreement shall inure to the benefit of Purchaser, its successors, assigns and other legal representatives, and are binding upon Seller, its successor, assigns, and other legal representatives, provided that Seller may not delegate any duties under this Agreement. Purchaser may assign or transfer its rights under this Agreement to any third party without the consent of Seller. Seller may not assign or transfer its rights under this Agreement to any third party without the written consent of Purchaser, except with respect to a merger of Seller with a third party or the sale of substantially all of Seller’s assets to a third party. Any assignment or transfer of Seller’s rights under this Agreement in contravention of this Section 7.13 shall be null and void.
[Remainder of Page Left Intentionally Blank; Signature Page to Follow on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Patent Purchase Agreement to be duly executed on the dates below written.

LecTec Corporation A Minnesota corporation (“Seller”)		Endo Pharmaceuticals Inc. A Delaware corporation (“Purchaser”)

By:	/s/ Gregory G. Freitag	By:	/s/ David P. Holveck

Gregory G. Freitag		David P. Holveck

Printed Name		Printed Name

Chief Executive Officer		President and Chief Executive Officer

Title		Title

May 9, 2011		May 6, 2011

Date		Date

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Purchased Patents and Patent Applications

Exhibit B	Assignment of Patent Rights

Exhibit C	Acknowledgements

Schedule 1.1	Assignment Agreements

Schedule 1.3	Current License Agreements

Schedule 1.6	List of Prosecution Counsel

Schedule 3.2	Maintained Licenses

Schedule 6.4	Disclosures

Exhibit A
Purchased Patents and Patent Applications
US Patent No. 5,536,263
US Patent No. 5,741,510
US Patent No. 6,096,333
US Patent No. 6,096,334
US Patent No. 6,361,790
Reexamination Certificate corresponding to Reexamination Request No. 90/005,877 issued on April 4, 2007 for US Patent No. 5,536,263
Reexamination Certificate corresponding to Reexamination Request No. 90/005,878 issued on April 30, 2002 for US Patent No. 5,741,510
Austria: AT 269744
Australia: AU 676623
Canada: CA 2133598
Germany: DE 69433859
European Patent Office: EP 0674913
Spain: ES 2224102
Finland: FI 950465
Japan: JP 7265353
Norway: NO 951217

A-1

Exhibit B
Assignment of Patent Rights
Whereas, LecTec Corporation, a Minnesota corporation, with an office at 1407 S. Kings Highway, Texarkana, TX (hereinafter “COMPANY”) is the sole and exclusive owner of certain United States and/or foreign patents and/or patent applications listed in Exhibit A annexed hereto (collectively referred to as the “Patents”); and
Whereas Endo Pharmaceuticals, a Delaware corporation, with an office at Endo Boulevard, Chadds Ford, PA 19137 (hereinafter “ENDO”) is desirous of acquiring the right, title and interest in, to and under the said Patents (and all foreign counterparts and related foreign patents).
Now, Therefore,
For good and valuable consideration, the receipt of which is hereby acknowledged, COMPANY does hereby sell, assign, transfer and set over to ENDO the Patents aforesaid, including (i) all of the patents and patent applications listed on Schedule 1 hereto, (ii) all continuation, continuations-in-part and divisionals of such patents and patent applications, and any United States patents resulting from any reissue or reexamination of such patents and patent applications, (iii) all United States and foreign patents and patent applications claiming common priority to any of the patents or patent applications set forth in clauses (i) and (ii) above (whether claiming priority from such patents and patent applications or forming the basis of priority for such patents and patent applications), (iv) any foreign counterparts to any of the patents and patent applications set forth in clauses (i), (ii) and (iii) above, (iv) all past, present and future claims, causes of actions and other rights against third parties relating to infringement of any of the foregoing patents and patent applications, and (v) all rights of COMPANY to license and collect royalties with respect to any of the foregoing patents and patent applications.
And, COMPANY, hereby authorizes and requests the Commissioner of the United States Patents and Trademark Office to issue any and all Letters Patents of the United States on said inventions to ENDO as assignee of the entire interest, and hereby covenants that COMPANY has full right to convey the entire interest herein assigned, and that, except as otherwise provided between the Parties, COMPANY has not executed, and will not execute, any agreements in conflict therewith.

In Witness Whereof, COMPANY, by its duly authorized representative, has executed this Assignment of Patent Rights.

DATE: , 2011	By:
Printed/Typed Name

Title:

Signature

Schedule 1
Schedule to Assignment of Patent Rights
US Patent No. 5,536,263
US Patent No. 5,741,510
US Patent No. 6,096,333
US Patent No. 6,096,334
US Patent No. 6,361,790
Reexamination Certificate corresponding to Reexamination Request No. 90/005,877 issued on April 4, 2007 for US Patent No. 5,536,263
Reexamination Certificate corresponding to Reexamination Request No. 90/005,878 issued on April 30, 2002 for US Patent No. 5,741,510
Austria: AT 269744
Australia: AU 676623
Canada: CA 2133598
Germany: DE 69433859
European Patent Office: EP 0674913
Spain: ES 2224102
Finland: FI 950465
Japan: JP 7265353
Norway: NO 951217

EXHIBIT C
ACKNOWLEDGEMENTS
[ENDO LETTERHEAD]
May 6, 2011
Chattem, Inc.
1715 W. 38th Street
Chattanooga, Tennessee 37409

Re:	Confidential Settlement Agreement and Mutual Release between Chattem, Inc. and LecTec Corporation effective as of March 23, 2011
To Whom It May Concern:
I write on behalf of Endo Pharmaceuticals (“Endo”) with reference to the Patent Purchase Agreement dated May 6, 2011 between Endo and LecTec Corporation (“LecTec”) and Endo’s purchase pursuant to that agreement of certain patents and patent applications owned by LecTec (the “Purchased LecTec Patents”). By this letter, Endo confirms its agreement that, with respect to the Purchased LecTec Patents, Endo will be bound by the “Covenant Not to Sue” and “License Grant” as expressly set forth in Sections 4 and 5, respectfully, of the Confidential Settlement Agreement and Mutual Release between LecTec and Chattem, Inc. (“Chattem”) effective as of March 23, 2011, in each case solely to the extent of the rights relating to the Purchased LecTec Patents that LecTec had the authority to and did grant to Chattem under those provisions.

Sincerely,

[ENDO LETTERHEAD]
May 6, 2011
Johnson and Johnson Consumer Companies, Inc.
199 Grandview Road
Skillman, New Jersey 08558

Re:	Confidential Settlement Agreement and Mutual Release between Johnson and Johnson and Johnson Consumer Companies, Inc. and LecTec Corporation effective as of December 18, 2009
To Whom It May Concern:
I write on behalf of Endo Pharmaceuticals (“Endo”) with reference to the Patent Purchase Agreement dated May 6, 2011 between Endo and LecTec Corporation (“LecTec”) and Endo’s purchase pursuant to that agreement of certain patents and patent applications owned by LecTec (the “Purchased LecTec Patents”). By this letter, Endo confirms its agreement that, with respect to the Purchased LecTec Patents, Endo will be bound by the “License Grant” as expressly set forth in Section 4 of the Confidential Settlement Agreement and Mutual Release between LecTec and Johnson and Johnson Consumer Companies, Inc. (“JJCC”) effective as of December 18, 2009, solely to the extent of the rights relating to the Purchased LecTec Patents that LecTec had the authority to and did grant to JJCC under those provisions.

Sincerely,

[ENDO LETTERHEAD]
May 6, 2011
The Mentholatum Company
707 Sterling Drive
Orchard Park, New York 14127

Re:	Settlement Agreement and Mutual Release between The Mentholatum Company and LecTec Corporation effective as of May 29, 2009
To Whom It May Concern:
I write on behalf of Endo Pharmaceuticals (“Endo”) with reference to the Patent Purchase Agreement dated May 6, 2011 between Endo and LecTec Corporation (“LecTec”) and Endo’s purchase pursuant to that agreement of certain patents and patent applications owned by LecTec (the “Purchased LecTec Patents”). By this letter, Endo confirms its agreement that, with respect to the Purchased LecTec Patents, Endo will be bound by the “Covenant Not to Sue” as expressly set forth in Section 4 of the Settlement Agreement and Mutual Release between LecTec and The Mentholatum Company (“Mentholatum”) effective as of May 29, 2009, solely to the extent of the rights relating to the Purchased LecTec Patents that LecTec had the authority to and did grant to Mentholatum under those provisions.

Sincerely,

[ENDO LETTERHEAD]
May 6, 2011
Prince of Peace Enterprises, Inc.
3536 Arden Road
Hayward, California 94545

Re:	Settlement Agreement and Mutual Release among LecTec Corporation, Prince of Peace Enterprises, Inc., Haw Par Corporation Limited, Haw Par Healthcare Ltd.
To Whom It May Concern:
I write on behalf of Endo Pharmaceuticals (“Endo”) with reference to the Patent Purchase Agreement dated May 6, 2011 between Endo and LecTec Corporation (“LecTec”) and Endo’s purchase pursuant to that agreement of certain patents and patent applications owned by LecTec (the “Purchased LecTec Patents”). By this letter, Endo confirms its agreement that, with respect to the Purchased LecTec Patents, Endo will be bound by the “License Grant” as expressly set forth in Section 4 of the Settlement Agreement and Mutual Release among LecTec, Prince of Peace Enterprises, Inc., Haw Par Corporation Limited and Haw Par Healthcare Ltd. (collectively, the “Released Parties”), effective as of April 25, 2011, solely to the extent of the rights relating to the Purchased LecTec Patents that LecTec had the authority to and did grant to the Released Parties under those provisions.

Sincerely,

[ENDO LETTERHEAD]
May 6, 2011
Haw Par Corporation Limited
Haw Par Healthcare Ltd.
401 Commonwealth Drive
No. 03-03 Haw Par. Technocentre, Singapore

Re:	Settlement Agreement and Mutual Release among LecTec Corporation, Prince of Peace Enterprises, Inc., Haw Par Corporation Limited, Haw Par Healthcare Ltd.
To Whom It May Concern:
I write on behalf of Endo Pharmaceuticals (“Endo”) with reference to the Patent Purchase Agreement dated May 6, 2011 between Endo and LecTec Corporation (“LecTec”) and Endo’s purchase pursuant to that agreement of certain patents and patent applications owned by LecTec (the “Purchased LecTec Patents”). By this letter, Endo confirms its agreement that, with respect to the Purchased LecTec Patents, Endo will be bound by the “License Grant” as expressly set forth in Section 4 of the Settlement Agreement and Mutual Release among LecTec, Prince of Peace Enterprises, Inc., Haw Par Corporation Limited and Haw Par Healthcare Ltd. (collectively, the “Released Parties”), effective as of April 25, 2011, solely to the extent of the rights relating to the Purchased LecTec Patents that LecTec had the authority to and did grant to the Released Parties under those provisions.

Sincerely,

[ENDO LETTERHEAD]
May 6, 2011
Novartis Consumer Health, Inc.
200 Kimball Drive
Parsippany, NJ 07054-0622

Re:	Supply and License Agreement between Novartis Consumer Health, Inc. and LecTec Corporation dated January 1, 2004
To Whom It My Concern:
In connection with its purchase of the Purchased LecTec Patents (defined below), Endo Pharmaceuticals (“Endo”) hereby acknowledges and agrees that pursuant to the Patent Purchase Agreement by which it is purchasing the Purchased LecTec Patents, Endo grants to LecTec Corporation (“LecTec”) a license under the Purchased LecTec Patents of a scope and duration sufficient for LecTec to continue to grant to Novartis Consumer Health, Inc. (“Novartis”) the license granted pursuant to Section 6.2.3 of the Supply And License Agreement between Novartis and LecTec dated January 1, 2004 (“Supply And License Agreement”). Endo acknowledges that Novartis has exercised its option pursuant to Section 1.2 of the Supply and License Agreement to include adult cough/cold category under the License granted to Novartis under Section 6.2.3 of the Supply and License Agreement. In addition to granting such license to LecTec, Endo also has agreed in the Patent Purchase Agreement to provide reasonable cooperation to LecTec to enable compliance with Novartis’ rights with respect to the maintenance and enforcement of the Purchased LecTec Patents as expressly set forth in the Supply And License Agreement. For the avoidance of doubt, LecTec is retaining the Supply and License Agreement, and other than the agreements of Endo acknowledged above, Endo is not taking an assignment of the Supply and License Agreement or assuming any obligations of LecTec under that agreement.
For purposes of this Acknowledgement, the “Purchased LecTec Patents” mean: (a) U.S. Patent No. 5,536,263; U.S. Patent No. 5,741,510; U.S. Patent No. 6,096,333; U.S. Patent No. 6,096,334; and U.S. Patent No. 6,361,790; (b) all continuation, continuations-in-part and divisionals of such patents and patent applications, and any United States patents resulting from any reissue or reexamination of such patents and patent applications; (c) all United States and foreign patents and patent applications claiming common priority to any of the patents or patent applications set forth in clauses (a) and (b) above (whether claiming priority from such patents and patent applications or forming the basis of priority for such patents and patent applications); and (d) any foreign counterparts to any of the patents and patent applications set forth in clauses (a), (b) and (c) above.
Endo agrees that LecTec may provide a copy of this Acknowledgement to Novartis.
ACKNOWLEDGED AND AGREED
ENDO PHARMACEUTICALS

By:

Name:

Title:

Date:

SCHEDULE 1.1
Assignment Agreements
1.	Assignment from David Rolf and Elisabeth K. Sjoblom Urmann executed on March 30, 1994.
2.	Assignment from David Rolf and Elisabeth K. Sjoblom Urmann, executed on March 21, 1996 and March 26, 1996, respectively.

S-1.1

SCHEDULE 1.3
Current License Agreements
1.	Novartis Consumer Health, Inc. Supply and License Agreement dated January 1, 2004

2.	Mentholatum Company Settlement Agreement dated May 29, 2009

3.	Endo Settlement and License Agreement dated November 11, 2009

4.	Johnson & Johnson Settlement Agreement dated December 18, 2009

5.	Chattem, Inc. Settlement Agreement dated March 23, 2011

6.	Prince of Peace Enterprises, Inc. Settlement Agreement dated April 25, 2011

7.	Hisamitsu and Seller Letter of Understanding dated August 20, 2010.

S-1.3

SCHEDULE 1.6
List of Prosecution Counsel
1.	Rader, Fishman & Grauer PLLC 39533 Woodward Ave., Suite 140 Bloomfield Hills, Michigan 48304

2.	Schwegman, Lundberg & Woessner, P.A. 1600 TCF Tower 121 South Eighth Street Minneapolis, MN 55402-2815

S-1.6

SCHEDULE 3.2
Maintained Licenses
1.	The license granted under Section 6.2.3 (as extended under Section 1.2) of the Novartis Consumer Health, Inc. Supply and License Agreement dated January 1, 2004
2.	The license granted under Sections 4.1, 4.1(a) and 4.3 (to the extent that Section 4.3 relates to the license granted in Section 4.1) of the Johnson & Johnson Settlement Agreement dated December 18, 2009
3.	The license granted under Section 5 of the Chattem, Inc. Settlement Agreement dated March 23, 2011
4.	The license granted under Sections 4.1, 4.1(a) and 4.3 (to the extent that Section 4.3 relates to the license granted in Section 4.1) of the Prince of Peace Enterprises, Inc. Settlement Agreement dated April 25, 2011

S-3.2

SCHEDULE 6.4
Disclosures
1.	Hisamitsu Letter to Seller dated August 20, 2010.
2.	Hisamitsu and Seller Letter of Understanding dated August 20, 2010.

S-6.4